UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2023
AppHarvest, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39288	84-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (606) 653-6100
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2023, the Company announced the appointment of Anthony Martin, age 66, who has served as a director of AppHarvest, Inc. (the “Company”) since October 2022, to serve as the Chief Operating Officer of the Company effective immediately. Mr. Martin will remain a member of the Board. Mr. Martin has served as a member of the board of directors of the Fruit & Vegetable Dispute Resolution Corporation, a non-profit, member-based dispute resolution organization in the fresh produce industry, since May 2018. Previously Mr. Martin served as Chief Financial Officer of Windset Farms, a controlled environment agriculture producer, from December 2007 to October 2019. Mr. Martin, a chartered accountant, received a Bachelor of Commerce and a graduate degree in Accounting, Audit and Taxation from Concordia University.

There is no arrangement or understanding between Mr. Martin and any other person pursuant to which he was selected as the Chief Operating Officer of the Company, and there is no family relationship between Mr. Martin and any of the Company’s other directors or executive officers. Mr. Martin provided consulting services to the Company from February 2022 until his appointment to the Board, and he resumed providing consulting services following his resignation from the audit committee of the Board through his appointment as Chief Operating Officer. For his consulting services, Mr. Martin has received compensation totaling $204,481 in the year ended December 31, 2022. The Company estimates that it will pay Mr. Martin an additional $30,000 for consulting services rendered in 2022 and not yet invoiced. In connection with his service as a director on the Board, Mr. Martin received $14,700 in cash compensation in the year ended December 31, 2022.

In connection with his appointment, AppHarvest Canada, Inc., a wholly owned subsidiary of the Company (“AppHarvest Canada”), entered into a consulting agreement with 1343259 B.C. Ltd. (the “Consultant”), an entity of which Mr. Martin is an owner and director (the “Consulting Agreement”). The Consulting Agreement provides for, among other things, an hourly rate of $425, provided that no more than 184 hours may be performed by Consultant in a month without prior written consent from the Company’s Chief Executive Officer, and eligibility for a discretionary success fee, subject to achievement of individual and company-wide performance goals, as set by AppHarvest Canada and the Company.

Pursuant to the Consulting Agreement, the Company granted Mr. Martin 400,000 restricted stock units of the Company’s AppHarvest, Inc. common stock (the “Equity Award”). The Equity Award will be subject to the terms and conditions set forth in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the applicable grant agreement between the Company and Mr. Martin. Twenty-five percent (25%) of the Equity Award will vest on the one-year anniversary of the vesting commencement date, with the remainder of the Equity Award vesting in three equal installments on the three subsequent one-year anniversaries of the vesting commencement date, in each case subject to Mr. Martin’s continued service under the Consulting Agreement through each such date. The Equity Award shall cease to vest on the date that notice of termination is given by either party to the other.

The term of the Consulting Agreement is 12 months, with automatic extension of the term unless prior notice of termination is given by either party as provided in the Consulting Agreement. Pursuant to the Consulting Agreement, the Consultant can immediately terminate the Consulting Agreement if AppHarvest Canada materially breaches the Consulting Agreement and AppHarvest Canada can immediately terminate the Consulting Agreement if it finds Cause (as defined in the Consulting Agreement). Pursuant to the Consulting Agreement, either party can terminate the Agreement without Cause upon 12 weeks’ notice to the other party, with AppHarvest Canada having the option in its discretion to provide payment in lieu of notice. As a condition to receiving any payment in lieu of notice, the Consultant must sign and allow to become effective a general release of claims in favor of AppHarvest Canada and its parents and affiliates, in the form presented by AppHarvest Canada.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference.

In connection with his appointment, Mr. Martin has entered into the Company’s standard form of indemnity agreement filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-4/A (File No. 333-249421) filed with the Securities and Exchange Commission on December 1, 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Consulting Agreement, dated January 4, 2023, by and between AppHarvest Canada, Inc., and Anthony Martin
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: January 6, 2023
	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)